Exhibit (j)



                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 77 to the registration statement on Form N-1A ("Registration Statement") of our report dated July 24, 2001, relating to the financial statements and financial highlights which appear in the May 31, 2001 Annual Report to Shareholders of Scudder Technology Innovation Fund and Scudder Health Care Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Administrative Fee", "Independent Accountants and Reports to Shareholders" and "Experts" in such Registration Statement.




Boston, Massachusetts
September 26, 2001